MOBILE REVENUE SHARE MASTER AGREEMENT

THIS MASTER AGREEMENT is entered into as of the __ day of ____, 2009 (the **"Effective Date"**), by and between **IceBreaker U.S., Inc.**, a corporation incorporated under the laws of the State of Washington, having its principal place of business at 3001 112th Avenue NE, Suite 206, Bellevue, Washington 98004 ("**IceBreaker**"), and **Pure Play Music, Inc**, incorporated under the laws of the State of Nevada, having a place of business at 17524 Tam O'Shanter, Poway, CA 92064, ("**Pure Play Music**"). IceBreaker and Pure Play Music may be referred to herein each as a "Party" and together, as the "Parties."

1. DEFINITIONS

1.1 "IceBreaker Marks" has the meaning provided in Section 2.4.

1.2 "Customer Data" means any data collected by the Parties with respect to end users, which data may include contact information (such as name, email, cell phone number and address), billing information (such as credit card number and expiration date) demographic information (such as zip code, age level), and information relating to purchases and usage patterns.

1.3 "Confidential Information" has the meaning provided in Section 7.1.

1.4 "Music Access" means the information necessary for an end user to access and download a Licensed Music File from Pure Play Music and that is delivered to the end user.

1.5 "Pure Play Music Service" means the service provided to IceBreaker customers under the terms and conditions of this Agreement.

1.6 1 .6 "Pure Play Music Service Materials" means the technology, documentation, or links supplied by Pure Play Music for accessing the Pure Play Music Service, along with any other materials associated with the Pure Play Music Service and provided to IceBreaker by Pure Play Music under this Agreement.

1.7 "In-Application Portal" means a menu screen displayed within Pure Play Music's Mobile web site that is branded for IceBreaker and may provide a link back to IceBreaker's web site and/or a link back to IceBreaker's service. The In-Application Portal will include a "powered by Pure Play Music" statement and/or graphic.

1.8 "Licensed Music" means the catalog of digital music made available through Pure Play Music that is distributed by or for IceBreaker End Users via the Pure Play Music Service.

1.9 "Net Revenue" means the amounts actually received by Pure Play Music for from the end user, less any applicable taxes, duties, commissions, royalties, and any and serving fees. Costs that may be subtracted from gross revenue include Pure Play Music's licensing cost and IceBreaker's cost of transmitting SMS messages incorporating Pure Play Music's ad.

1.10 "Revenue" has the meaning provided in Section 4.2

1.11 "Revenue Report" has the meaning provided in Section 4.3.

1.12 "Terms of Use" has the meaning provided in Section 3.2.

2. SERVICES AND LICENSES

2.1 Pure Play Music Service. During the term of this Agreement and subject to the terms and conditions of this Agreement, Pure Play Music will provide the Pure Play Music Services to IceBreaker End Users.

2.2 Pure Play Music Services License. Subject to the terms and conditions of this Agreement, Pure Play Music grants to IceBreaker a non-exclusive, non-transferable, nonsublicenseable license to use the Pure Play Music Service Materials for the sole purpose of implementing the Pure Play Music Service in accordance with the terms of this Agreement.

2.3 License Restrictions. IceBreaker may not distribute, modify, adapt, translate, or prepare derivative works from, decompile, reverse engineer, or disassemble the Pure Play Music Service Materials or otherwise attempt to derive source code from any Pure Play Music Service Materials.

2.4 IceBreaker Marks. IceBreaker hereby grants to Pure Play Music, and Pure Play Music hereby accepts, a limited, non-exclusive, non-transferable (except as otherwise provided herein), worldwide, royalty-free right and license to use, reproduce, publish, perform, display, and modify (solely as necessary to properly display the IceBreaker Marks within the In-Application Portal, the IceBreaker Branded WAP Site and/or the IceBreaker Branded Website + WAP Site and the Pure Play Music Corporate Website) the trademarks, service marks, trade names, brands, logos and other distinctive branding features provided by IceBreaker to Pure Play Music (the "IceBreaker Marks") solely on the in-Application Portal, the IceBreaker Branded WAP Site and/or the IceBreaker Branded Website + WAP Site. The IceBreaker Marks shall be provided to Pure Play Music in a form pre-approved by IceBreaker for the uses specified in this Agreement. Pure Play Music acknowledges that all

goodwill generated through Pure Play Music's use of the IceBreaker Marks will inure to the benefit of IceBreaker.

3. OBLIGATIONS AND CONDITIONS

3.1 IceBreaker

(a) IceBreaker agrees to use its commercially reasonable efforts to promote the Pure Play Music Service on its outbound SMS messages to IceBreaker's end users.

(b) Customer Data. IceBreaker agrees to collect, maintain, and disclose Customer Data in compliance with all applicable data privacy and data security laws, rules, regulations, and industry guidelines, including without limitation the CAN-SPAM Act, Children's Online Privacy Protection Act, and Mobile Marketing Association guidelines or any analogous rules, laws, regulations, and industry guidelines in other territories in which IceBreaker offers IceBreaker Web Site. IceBreaker acknowledges and agrees that it has a duty of care to use a level of security measures consistent with industry best practices to prevent loss of and unauthorized access to and use of Customer Data in its possession. IceBreaker will collect Customer Data under a policy that is substantially similar to the Terms of Use and in will comply with its own publicly available, clear, and conspicuous privacy notice.

(c) SMS Costs. IceBreaker will notify Pure Play Music the total number of SMS ads sent each month and the cost of sending those ads. IceBreaker will report this cost to Pure Play Music within ten (10) days following the month end.

3.2 Pure Play Music

(a) Pure Play Music will create a special WAP/Mobile landing page for IceBreaker customers.

(b) Free Songs. Pure Play Music will offer at least ten (10) free songs to IceBreaker's End Users in an effort to generate subscriptions.

(c) Subscription Programs. Pure Play Music will offer at least two different subscription programs to IceBreaker End Users. These programs can be changed from time to time with email notification to IceBreaker.

3.3 Terms of Use. The Pure Play Music Service will be made available subject to Pure Play Music's terms and conditions associated with the use of the Pure

Play Music Service then in effect, which are available at https://www.Pure Play Music.com/terms.php (the "Terms of Use").

3.4 Advertising. Pure Play Music may insert and serve advertisements through the Pure Play Music Service in its sole discretion; provided however that advertisements will comply with the Content Guidelines.

3.5 Costs. Pure Play Music during the term hereof will be responsible for all costs and expenses associated with the integration of the Licensed Music onto the Pure Play Music Service and hosting and distributing the Licensed Music, and IceBreaker will be responsible for its engineering, development, and related labor costs associated with integrating the Pure Play Music Service SMS ads. IceBreaker is responsible for the cost of transmitting SMS with Pure Play Music ads to its End Users. Except as otherwise expressly specified in this Agreement, each party will be responsible for all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement.

3.6 Certain Rights Pure Play Music. Pure Play Music will solely control the Pure Play Music Service, and all features and functionality thereof and will have the right to modify, change, or amend the same at all times, in its sole discretion.

4. REVENUE, FEES AND REPORTING

4.1 Set-Up Fees. Any Setup Fees shall be payable by each respective Party.

4.2 Revenue Share. Net revenue generated from subscriptions shall be split 50/50 between Pure Play Music and IceBreaker. For clarification net revenue shall be net revenue as defined in section 1.9.

4.3 Revenue. In consideration for the rights, products, covenants and services provided hereunder, within sixty (60) days after the end of each calendar month, Pure Play Music will pay IceBreaker all amounts due to IceBreaker for that month in U.S. dollars in accordance with the calculations and criteria set forth in this Agreement (the "Revenue"). Except as expressly provided herein, no other fees or royalties will be payable by Pure Play Music under this Agreement.

4.4 Revenue Reports. IceBreaker will have access to an online report, if available, through the Pure Play Music Portal that shows in reasonable detail the basis for the Revenue paid (each a "Revenue Report"). Pure Play Music will use commercially reasonable efforts to update the Pure Play Music Service activity reports that are available online through the Pure Play Music Portal. If no online reports are available, then Pure Play Music will provide a monthly usage and Revenue report emailed to IceBreaker.

5. AUDIT RIGHTS

During the Term and for a period of one year thereafter, Pure Play Music will maintain records sufficient to verify the accuracy of Revenue and the information included in each Revenue Report. IceBreaker will have the right upon at least thirty days' prior written request, at its expense and no more than once per calendar year during the Term and for a period of one year thereafter, to allow an independent certified public accounting firm selected by IceBreaker, reasonably acceptable to Pure Play Music and subject to a written nondisclosure agreement provided by Pure Play Music, to examine and audit such records solely to verify the accuracy of the amounts paid to IceBreaker under this Agreement and the information included in the applicable Revenue Report; provided, that: (a) any such audit is conducted during normal business hours and in a manner designed not to interfere with Pure Play Music ordinary business operations and (b) each such audit may only cover the period commencing after the period covered by the last audit conducted pursuant to this Section, if any. Any fees and/or Revenue Report not audited and disputed within one year after issuance will be binding and conclusive. IceBreaker agrees that any information learned or disclosed by its auditor in connection with such audit is the Confidential Information of Pure Play Music and subject to the non-disclosure requirements set forth herein. In the event that any audit reveals an underpayment to IceBreaker, then Pure Play Music must immediately pay to IceBreaker the incremental amount that should have been paid, as well as the actual costs of the audit to the extent such underpayment is in excess of 10% of actual amounts owing.

6. TAXES

Any Fees payable under this Agreement by Pure Play Music do not include and are net of any foreign or domestic governmental taxes or charges of any kind that may be applicable to the sale, licensing, marketing or distribution of the Pure Play Music Services, including without limitation excise, sales, use, or value-added taxes; customs or other import duties; or other taxes, tariffs or duties, and each party is responsible for paying all taxes based upon its own income. Any withholding taxes which are otherwise imposed on Fees payable to IceBreaker are the sole responsibility of IceBreaker. If required by applicable law or authorities, Pure Play Music may reduce Fees for revenue share, fees, or royalties by the amount of tax, duties, or fees for which IceBreaker is responsible hereunder, and pay such tax, duties, or fees to the appropriate authorities. Pure Play Music will provide IceBreaker with evidence of payment of such withholding taxes, duties or fees, if IceBreaker requests.

7. CONFIDENTIAL INFORMATION

7.1 Definition and Obligations. "Confidential Information" includes any technical, business or other information of either party that is marked "Confidential," "Proprietary" or with a similar legend, or if disclosed orally, is specifically identified to the other party as confidential at the time of disclosure or in writing within thirty days of the disclosure thereof. Pure Play

Music Service Materials and the terms of this Agreement will be deemed Confidential Information of Pure Play Music. Each party ("Recipient") shall: (a) hold and maintain in strict confidence all Confidential Information of the other party ("Discloser") and (b) not use any Confidential Information of Discloser except as permitted by this Agreement or as may be necessary to perform its obligations under this Agreement. Recipient will use at least the same degree of care to protect Discloser's Confidential Information as it uses to protect its own Confidential Information of like importance, and in no event less than reasonable care. Recipient shall not disclose the Discloser's Confidential Information to any third party, including third party contractors, without written authorization from Discloser. Confidential Information does not include information that (i) becomes publicly known and available after disclosure by Discloser through no fault of Recipient; (ii) is already in the possession of Recipient at the time of disclosure by Discloser; or (iii) is independently developed by Recipient or; (iv) is received by Recipient from a third party without duty of confidentiality. If Confidential Information is required by law to be disclosed by Recipient, Recipient may so disclose; provided, however, that Recipient gives Discloser prompt written notice of such requirement prior to such disclosure and provides all reasonable assistance to Discloser in obtaining a protective order or similar protection.

7.2 Press Release. The parties, upon mutual agreement, may distribute a news release or public announcement regarding this Agreement.

8. TERM AND TERMINATION

8.1 Term. The term of this Agreement will begin on the Effective Date and will expire one year thereafter (the "Initial Term"), unless terminated earlier in accordance with the provisions set forth below in this Section. After the Initial Term, the Agreement will automatically renew for an additional one year term ("Renewal Term"), unless either party notifies the other at least thirty days prior to the expiration of the then-current Initial Term or Renewal Term, as applicable, of its intent not to renew the Agreement.

8.2 Termination.

(a) Either party may terminate this Agreement effective immediately, if the other party is in material breach of any obligation, representation or warranty hereunder and fails to cure such material breach (if capable of cure) within thirty days after receiving notice of the breach from the non- breaching party stating its intent to terminate.

(b) Effect of Termination. Upon termination of this Agreement, any provision which, by its nature or express terms should survive, will survive such termination or expiration, including, but not limited to, Sections 1, 2.3, 2.4, 3.5, 3.6 and 7 through 12 of this Agreement. IceBreaker will promptly cease using the Pure Play Music Services

no later than five days following the date of termination of this Agreement. Any termination will only apply prospectively, and not with respect to any distribution of Licensed Music through IceBreaker prior to the date it is required to cease distribution of the Pure Play Music Services hereunder. End user rights to Licensed Music arising out of downloads occurring on or prior to termination of Pure Play Music' rights hereunder will survive any termination or expiration of this Agreement. Neither party shall be liable to the other in the event of any termination or expiration of this Agreement for any amount of prospective profits or anticipated sales. Upon expiration or termination of this Agreement for whatever reason, each party must cease to use the other party's Confidential Information, and will destroy or return (at the option of the other party) any Confidential information to the other party, along with a written confirmation of destruction or return, signed by an officer of such party.

9. REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of Pure Play Music. Pure Play Music represents, warrants, and covenants to IceBreaker that: (a) it has the full power and authority to enter into this Agreement; (b) the execution of this Agreement and performance of its obligations under this Agreement do not and will not violate any other agreement to which it is a party; (c) this Agreement constitutes a legal, valid and binding obligation of it when executed and delivered; and (d) any and all activities it undertakes in connection with this Agreement will be performed in compliance in all material respects with applicable laws, rules and regulations.

9.2 Representations and Warranties of IceBreaker. IceBreaker represents, warrants, and covenants to Pure Play Music that: (a) it has the full power and authority to enter into this Agreement; (b) the execution of this Agreement and performance of its obligations under this Agreement do not and will not violate any other agreement to which it is a party; (c) this Agreement constitutes a legal, valid and binding obligation of it when executed and delivered; (d) any and all activities it undertakes in connection with this Agreement will be performed in compliance in all material respects with applicable laws, rules and regulations (including without limitation the CAN-SPAM Act, Children's Online Privacy Protection Act, and Mobile Marketing Association guidelines and any other applicable data privacy and data security laws, rules, regulations, and industry guidelines); (e) it will comply with its own clearly and conspicuously stated privacy policy regarding Customer Data; and (I) that no consent, approval or authorization of or designation, declaration or filing with any governmental authority with authority over

IceBreaker is required in connection with the valid execution, delivery, and performance of this Agreement.

9.3 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND EACH PARTY EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE. PURE PLAY MUSIC MAKES NO WARRANTY OF ANY KIND THAT THE PURE PLAY MUSIC SERVICE WILL ALWAYS BE AVAILABLE, ACCESSIBLE, UNINTERRUPTED, TIMELY, AND SECURE OR OPERATE WITHOUT ERROR.

10. INDEMNIFICATION

10.1 Pure Play Music Indemnification. Pure Play Music will, at its expense (including payment of reasonable outside attorneys' fees), defend and/or settle any claim, suit or proceeding brought against IceBreaker by a third party ("Claim") that the Pure Play Music Service, as provided by Pure Play Music to IceBreaker under this Agreement and as used within the scope of this Agreement, infringes any U.S. patent, copyright, or trademark or misappropriates or violates any trade secret, and Pure Play Music will pay any settlement amounts entered into to and damages finally awarded to the extent attributable to such Claim, provided that Pure Play Music's obligations under this Section with respect to any third-party content residing on or within the Pure Play Music Service shall be limited to any infringement indemnity that is provided by the applicable licensor or publisher of such third-party content to Pure Play Music and that Pure Play Music has the right to pass through to IceBreaker pursuant to Pure Play Music's agreement with such licensor or publisher; and further provided that IceBreaker: (a) promptly notifies Pure Play Music in writing of the claim, except that any failure to provide this notice promptly only relieves Pure Play Music of its responsibility pursuant to this Section to the extent its defense is materially prejudiced by the delay; (b) grants Pure Play Music sole control of the defense and/or settlement of the claim; and (c) provides Pure Play Music, at Pure Play Music's expense, with all assistance, information and authority reasonably required for the defense and/or settlement of the claim. THE PROVISIONS OF THIS SECTION SET FORTH PURE PLAY MUSIC'S SOLE AND EXCLUSIVE OBLIGATIONS, AND ICEBREAKER'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT, VIOLATION, OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

10.2 IceBreaker Indemnification. IceBreaker will, at its expense (including payment of reasonable outside attorneys' fees), defend and/or settle any Claim (a) that any services or materials (including without limitation the IceBreaker

Marks) provided by IceBreaker to Pure Play Music or end users or other customers of IceBreaker, or any unauthorized use of the Pure Play Music Service infringes any U.S. patent, copyright, or trademark or misappropriates or violates any trade secret, or (b) pertaining to IceBreaker's use or collection of Customer Data in connection with this Agreement; and IceBreaker will pay any settlement amounts entered into and damages finally awarded to the extent attributable to such Claim, provided that Pure Play Music: (i) promptly notifies IceBreaker in writing of the Claim, except that any failure to provide this notice promptly only relieves IceBreaker of its responsibility pursuant to this Section to the extent its defense is materially prejudiced by the delay; (ii) grants IceBreaker sole control of the defense and/or settlement of the Claim; and (iii) provides IceBreaker, at IceBreaker's expense, with all assistance, information and authority reasonably required for the defense and/or settlement of the Claim. THE PROVISIONS OF THIS SECTION SET FORTH ICEBREAKER'S SOLE AND EXCLUSIVE OBLIGATIONS, AND PURE PLAY MUSIC'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT, VIOLATION, OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF ANY KIND.

11. LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, 1NDIRECT, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS, REVENUE, OR ANTICIPATED PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THE APPLICABLE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO EVENT WILL THE LIABILITY OF ONE PARTY TO THE OTHER PARTY EXCEED THE GREATER OF (A) THE FEES PAYABLE BY PURE PLAY MUSIC TO ICEBREAKER UNDER THIS AGREEMENT DURING THE TWELVE MONTHS IMMEDIATELY PRECEDING THE DATE OF THE CLAIM OR (B) FIFTY THOUSAND DOLLARS. THE PARTIES HAVE AGREED THAT THE L1MITATIONS OF LIABILITY SET FORTH IN THIS SECTION WILL SURVIVE ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT AND WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

12. MISCELLANEOUS

12.1 Assignment: Binding Effect. Neither party shall assign this Agreement or any of its rights or obligations hereunder to any third party, except with the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement without the other party's prior written consent to a successor of all or substantially all of such party's assets, stock or business to which this Agreement relates (whether by sale, acquisition,

merger, change of control, operation of law or otherwise). Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties, their legal representatives, successors and assigns.

12.2 Governing Law and Jurisdiction. This Agreement shall be governed in all respects by the substantive laws of the State of Washington.

12.3 Relationship of Parties. The parties are independent contractors with respect to each other. This Agreement does not constitute and may not be construed as constituting a partnership or joint venture among the parties, or an employee-employer relationship. No party shall have any right to obligate or bind any other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third parties.

12.4 Force Majeure. Neither party will be responsible for any failure or delay in its performance under this Agreement due to causes beyond its reasonable control, including, but not limited to, labor disputes, strikes, lockouts, internet or telecommunications failures, shortages of or inability to obtain labor, energy, or supplies, war, terrorism, riot, acts of God or governmental action, and such performance shall be excused to the extent that it is prevented or delayed by reason of any of the foregoing.

12.5 Notices. All notices under the terms of this Agreement must be given in writing and sent by registered mail or facsimile transmission with machine confirmation or must be delivered by hand to the following addresses: All notices will be presumed to have been received when hand delivered, five Business Days of mailing of the notice by registered mail, or upon receipt of a successful facsimile transmission delivery receipt.

12.6 Remedies Cumulative. No single or partial exercise of any right or remedy under this Agreement will preclude any other or further exercise of any other right or remedy in this Agreement or as provided at law or in equity. Rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided at law or in equity.

12.7 Amendment. All amendments of this Agreement shall be in writing and executed by both Parties. No trade usage or other regular practice or method of dealing between the Parties may modify, interpret, supplement or alter in any manner the express terms of this Agreement.

12.8 Severability. In the event that any provision(s) of this Agreement shall be held to be unenforceable, this Agreement will continue in full force and effect without such provision and the parties will negotiate in good faith to amend this Agreement to reflect the original intent of the parties.

12.9 Waiver. A waiver of any provision of this Agreement will only be valid if provided in writing and will only be applicable to the specific incident and occurrence so waived. The failure by either party to insist upon the strict performance of this Agreement, or to exercise any term hereof, will not act as a waiver of any right, promise or term, which will continue in full force and effect.

12.10 Counterparts. This Agreement may be signed in counterparts. Each of them is an original, and all of them constitute one agreement.

PURE PLAY MUSIC USA, INC.	**ICEBREAKER U.S., INC.**
17524 Tam O'Shanter Poway, CA 92064 Attention: Alex Grange	3001 - 112th Avenue NE, Suite 206 Bellevue, WA 98004 Attention: Keith O'Neill Fax: 425-803-0900
With a copy of notices pertaining to breach to: Jeffrey P. Berg Baker & Hostetler, LLP 12100 Wilshire Blvd. 15th Floor Los Angeles, CA 90025 (310) 820-8800 (310) 820-8859 (fax) Attention: Jeffrey P. Berg	*With a copy of notices pertaining to breach to:* 3001 - 112th Avenue NE, Suite 206 Bellevue, WA 98004 Attention: Legal and Finance

12.11 Entire Agreement. This Agreement and the exhibits and schedules hereto sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings. All exhibits and schedules attached to this Agreement are incorporated herein.

AGREED TO AND SIGNED by the duly authorized representatives of the Parties as of the date first set forth above.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

IceBreakerU.S., Inc.		**Pure Play Music USA, Inc.**	
on behalf of itself and its Affiliates		**on behalf of itself and its Affiliates**	
(Signature)		*(Signature)*	
Print Name:	Michael Robinson	Attention	Alex Grange
Title:	CEO	Title	CEO
Address:	3001 112th Ave, Suite 206	Address:	17524 Tam O'Shanter
City, State	Bellevue, WA 98004	City, State	Poway, CA 92064
Phone:	425.533.9218	Phone:	
Fax:	425.803.0900	Fax:	